Exhibit 99

Contact:          Mark A. Steinkrauss
                  Vice President - Corporate Relations
                  (312) 630-1900  email:  mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

                     TDS TO WITHDRAW TRACKING STOCK OFFERS:
                  WILL PURSUE SPIN-OFF OF AERIAL COMMUNICATIONS

December 18, 1998, Chicago,  Illinois - Telephone and Data Systems,  Inc. [AMEX:
TDS], a leading provider of telecommunications services, announced today that it is withdrawing its offers to exchange tracking stocks for the outstanding Common Shares of United States Cellular Corporation [AMEX:USM] and Aerial Communications, Inc. [NASDAQ:AERL]. In addition, the Company announced that it is pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives.

LeRoy T. Carlson Jr., President and Chief Executive Officer of TDS said, "As an independent, publicly held company, Aerial will be positioned to access the capital markets or seek other means to fund its future growth. TDS can then focus on its principal strategy of being a world class provider of telecommunications services to the rural and suburban markets in the U.S. A spin-off of Aerial would also allow Aerial to align itself with other GSM (Global System for Mobile Communications) providers in the U.S. or overseas should it decide to do so."

Mr. Carlson continued, "With TDS refocused on its rural and suburban markets, its cash flow can be directed to fund the growth opportunities that exist at U.S. Cellular and TDS Telecommunications Corporation. Depending on the conditions existing after the spin-off, we may consider stock repurchase programs as an additional means of building shareholder value."

TDS intends to ask the Internal Revenue Service (IRS) to rule on the tax-free status of such a spin-off. There are a number of conditions that must be met for a spin-off to occur, including receipt of a favorable IRS ruling, final approval by the TDS Board of Directors, certain government and third party approvals and review by the Securities and Exchange Commission (SEC) of appropriate SEC filings. Prior to any spin-off, it is expected that Aerial will seek additional financing so that Aerial would have the appropriate capitalization to operate as a stand-alone entity. In connection with such financing, it is anticipated that a substantial amount of Aerial's debt to TDS may be converted into equity. TDS intends to seek shareholder approval of a proposal to distribute Aerial Series A Common Shares, on a pro-rata basis, to holders of TDS Series A Common Shares and Aerial Common Shares, on a pro-rata basis, to holders of TDS Common Shares. There can be no assurance that a spin-off will be consummated or that other alternatives will not be pursued.

The tracking stock proposal, which was announced in December 1997 and approved by shareholders in April 1998, was part of a broad corporate restructuring designed to unlock for shareholders the value of TDS's three principal business units. The restructuring would have created three new classes of common stock, commonly known as "tracking stocks," which were intended to separately reflect the performance of U. S. Cellular, Aerial, and TDS Telecom, the Company's
cellular, personal communications services (PCS) and landline telephone businesses, respectively. Mr. Carlson said, "Because of uncertainties in the IPO market earlier this year, we were unable to complete the offering of shares in TDS Telecom , which was integral to our tracking stock proposal. In addition, TDS has been unable to reach mutually

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acceptable  agreements  with the special  committees  representing  the minority
shareholders  of U.S. Cellular and Aerial.   In light of these  events,  we have
decided to withdraw the offers and pursue other means to improve shareholder value."

Except for the historical and factual information presented, other information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in technology that might effect the Company's services; changes in Delaware law; potential litigation; and changes in market conditions. Investors are encouraged to consider these and other risks and uncertainties which are discussed in documents filed by the Company with the Securities and Exchange Commission.

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U. S. Cellular, TDS Telecom and Aerial, TDS operates primarily in cellular, local telephone and PCS markets around the country. TDS builds value for its shareholders by providing excellent communications services in growing, closely-related segments of the telecommunications industry. The Company currently employs over 10,000 people and serves over 2.7 million customers in 35 states.


TDS Internet Home Page:             http://www.teldta.com







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